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                                                                    Exhibit 10.4

                               LICENSE AGREEMENT
                               -----------------

THIS LICENSE AGREEMENT is made as of the 7th day of February, 2000.

BETWEEN:

     IAS COMMUNICATIONS, INC.,
     of #185, 10751 Shellbridge Way
     Richmond, BC   V6X 2W8

     (hereinafter referred to as "IAS")
                                                               OF THE FIRST PART
AND:
     WORLD TRACKING TECHNOLOGIES, INC.
     of 2000 Bridge Parkway, Suite 201
     Redwood Shores, CA   94065

     (hereinafter referred to as "World Tracking")
                                                              OF THE SECOND PART
WHEREAS:

A. World Tracking and IAS wish to work together to develop and test two customized Antennas (as hereinafter defined), pursuant to which IAS shall create twenty prototypes of each Antenna for World Tracking to purchase and test in the Products (as hereinafter defined);

B. IAS has agreed to demonstrate the use and function of "in-stock" antenna(s) of IAS at the facilities of IAS in Kokomo, Indiana for personnel of World Tracking and/or its Electronic Design Firm to determine the suitability of IAS' antennas for use in the Products;

C. Subject to successful results of the tests conducted at IAS' facilities and World Tracking's agreement to proceed, IAS agrees to design and deliver twenty prototypes of each Antenna to World Tracking for testing pursuant to the terms and conditions herein;

D. World Tracking desires to purchase and test the prototype Antennas and to acquire the License (as hereinafter defined) to manufacture, use and resell the Antennas;

E. IAS is willing to grant the License to World Tracking whereby World Tracking shall be granted the right to manufacture and use the Antenna in the Products and to resell the Antennas on the terms and conditions more particularly set out herein;

NOW THEREFORE, in view of the premises and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby covenant and agree as follows:

DEFINITIONS

1.   As used herein, the following terms shall have the following meanings:



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                                     - 2 -

(a) "Agreement" shall mean this License Agreement and all other documents which are made a part thereof;

(b) "Antennas" shall mean two antennas created by IAS, which antennas have been specifically customized for World Tracking's wireless system for tracking lost children and animals or other Products as defined herein, which Antennas shall meet the specifications of World Tracking as more specifically described in Schedule "A" attached to this Agreement;

(c)  "Dollar" or "$" shall mean United States dollars;

(d) "Effective Date" shall mean the date first above written, being the date of execution of the Agreement;

(e) "Electronic Design Firm" shall mean Cadence Design Systems, Inc., of Beaverton, Oregon, or such other electronic design firm as designated by World Tracking, provided that IAS has been notified in writing by World Tracking immediately upon the appointment of the Electronic Design Firm and has been given the opportunity to seek and obtain from the Electronic Design Firm a signed Confidentiality and Non-Disclosure Agreement suitable to IAS;

(f) "License" shall mean a worldwide right and license to manufacture and use the Antennas in the Products and to resell the Antennas on terms and conditions as more particularly described herein and for no other purpose other than as specifically set forth herein;

(g) "Manufacturer" shall mean a manufacturer as designated by World Tracking, provided that IAS has been notified in writing by World Tracking immediately upon the appointment of the Manufacturer and has been given the opportunity to seek and obtain from the Manufacturer a signed Confidentiality and Non-Disclosure Agreement suitable to IAS;

(h) "Producer Price Index" shall mean the Producer Price Index for Durable Finished Goods as published by the Joint Economic Committee of the Council of Economic Advisors of the United States Government.

(i) "Products" shall mean products developed by World Tracking for its wireless system for tracking lost people and products and using the hardware and/or devices created by World Tracking for its Products, which Products will incorporate the Antenna, as more specifically described in Schedule "B" hereto, which list of Products may be updated from time to time by mutual agreement of the parties to include other products developed by World Tracking in the future which will incorporate the Antenna.

(j) "Testing Period" shall mean a period of two months from the date of delivery by IAS to World Tracking or its Electronic Design Firm of twenty prototypes of each Antenna; and

(k) "World Tracking Market" shall mean a wireless system for the Products, exclusive of any military applications.

INITIAL TESTING

2. In order to determine the suitability of its antenna for World Tracking's Products, IAS agrees to provide to World Tracking or its Electronic Design Firm one or more of IAS' "in-stock" antennas


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                                     - 3 -

     for testing for a period of 14 days from the date of delivery (the "Initial Testing").

3. Prior to delivery of the sample antenna(s), World Tracking agrees to provide to IAS a cheque in the sum of $15,000, representing a refundable retainer (the "Retainer").

4. The Retainer shall be held by IAS until the Initial Testing has been completed and World Tracking has advised IAS in writing that World Tracking wishes to proceed with this Agreement, at which time the Retainer shall be non-refundable.

5. In the event that upon completion of the Initial Testing, World Tracking advises IAS in writing that IAS' antenna will not be suitable for its Products, IAS agrees to refund the Retainer in full to World Tracking and this Agreement shall be deemed terminated and of no further force and effect and, in such case, World Tracking shall immediately return to IAS all sample antennas provided to it by IAS, together with any documentation relating to the antennas.

REVERSE ENGINEERING

6. World Tracking acknowledges and agrees that it is strictly prohibited from reverse engineering, decompiling or disassembling the sample antennas, except and only to the extent that such activity is expressly permitted hereunder or by applicable law notwithstanding this limitation and World Tracking agrees to contractually require that its Electronic Design Firm shall abide by this restriction, and World Tracking shall inform IAS in the event World Tracking has reason to believe that its Electronic Design Firm is violating this restriction.

CREATION AND CUSTOMIZATION OF PROTOTYPE ANTENNAS

7. Subject to World Tracking's notifying IAS in writing of the suitability of its antenna, IAS agrees to build, customize and deliver to World Tracking twenty prototypes of each Antenna for testing in World Tracking Products by World Tracking and/or its Electronic Design Firm during the Testing Period.

8. In consideration for the creation, customization and testing during the Testing Period of the forty prototype Antennas pursuant to Section 7 herein, World Tracking agrees to pay to IAS an initial non-recurring engineering fee in the sum of Thirty Thousand Dollars ($30,000), payable as follows:

     (a) the Retainer, prior to the Initial Testing, to be held until IAS has received notification from World Tracking that IAS' antenna is suitable for World Tracking Products, at which point the Retainer shall be non-refundable; and

     (b) the balance of $15,000 shall be payable upon delivery of the forty prototype Antennas to World Tracking, which amount shall be non-refundable.

DELIVERY OF PROTOTYPE ANTENNAS

9. IAS agrees to deliver to World Tracking the forty prototype Antennas within thirty days from the date that IAS receives written notification from World Tracking of the acceptability of IAS' antenna for the Products pursuant to
     Section 4 herein, or as soon as practicable thereafter.


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                                     - 4 -

TESTING OF ANTENNAS

10. Upon receipt of the forty prototype Antennas and during the Testing Period, World Tracking and/or its Electronic Design Firm shall test the prototype Antennas and shall provide IAS with written details of any required modifications to the Antennas in order to optimise the performance of the Antennas, which alterations shall be carried out by IAS within a reasonable period of time based on the requested modification.

11. In the event that World Tracking requires additional development work or major modifications to the Antenna after the completion of the Testing Period, exclusive of any error corrections on the part of IAS, which corrections shall be carried out at no charge, World Tracking agrees to pay the sum of $15,000 per month to IAS as a non-recurring engineering fee until such additional development work or modifications have been completed by IAS.

12. Upon the expiration of the Testing Period or any subsequent testing period, World Tracking shall provide written notification to IAS of its approval of the Antennas.

13. In the event that World Tracking is not satisfied with the Antennas or if World Tracking does not provide the aforesaid written approval notice to IAS within thirty days of completion of the Testing Period or any subsequent testing period pursuant to Section 12 herein, then this Agreement shall be deemed terminated and of no further force and effect and, in such case, World Tracking shall immediately return to IAS all Antennas in its possession, together with any documentation relating to the Antennas.

GRANTING OF LICENSE

14. Subject to completion of the testing of the forty prototype Antennas and written approval of the Antennas from World Tracking, IAS hereby grants the License to World Tracking on the terms and conditions set out herein for an initial term of five years (the "Initial Term").

EXCLUSIVE RIGHTS

15. The License granted herein shall be exclusive for a period of six months after commercial production of the Antenna has commenced and thereafter the License shall be on a non-exclusive basis, provided that commercial production of the Antenna commences within six months from the completion of the Testing Period. If commercial production of the Antenna does not commence within six months of completion of the Testing Period then the exclusive rights shall be terminated, unless World Tracking pays the minimum royalty for the first year, that is the sum of $250,000, in which case IAS agrees to extend the deadline date for commencement of commercial production for a period of up to one year

RENEWAL OF LICENSE

16. After the expiry of the Initial Term of the License, the License may be renewed for successive five year terms, provided that:

     (a)  the parties hereto mutually agree in writing to renew the License; and

     (b) in the event that the License is not renewed World Tracking and/or any of its customers shall retain all rights of ownership to any Antennas that were manufactured, sold or purchased prior to such termination, provided that IAS has received all Royalty Fees (as hereinafter described) due to it.


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                                     - 5 -

REPRESENTATIONS AND WARRANTIES OF IAS

17.  IAS hereby represents and warrants to World Tracking, that:

     (a) IAS has the full right and power to grant the License and to license the Antennas to World Tracking in the manner set forth herein;

     (b) there are no outstanding agreements, assignments or encumbrances inconsistent with the terms hereof;

     (c) IAS does not know of any facts that may adversely affect the validity or enforceability of the underlying technology for the Antennas as created by IAS; and

     (d) there is a patent dispute involving the Contrawound Toroidal Helical Antenna technology pursuant to which IAS has a license for all non-military communications applications, and that a legal action has been initiated against Kurt VanVoorhies by West Virginia University and that the legal action by Vortekx, PC against IAS has been stayed until resolution of the legal dispute between West Virginia University and Kurt VanVoorhies; IAS has advised World Tracking that, based upon the information available to IAS at this time, IAS believes that Vortekx, PC's alleged claim of infringement is without legal or factual basis.

MANUFACTURING RIGHTS

18. As part of the License granted hereunder, IAS agrees to grant to World Tracking the right to manufacture the Antennas through its Manufacturer.

19. World Tracking and/or its Manufacturer shall be solely responsible for any defects in material and faulty workmanship related to manufacturing of the Antenna and for customer service, repairs, returns, service depots and repair parts facilities related to the Antennas manufactured by World Tracking and/or its Manufacturer.

20. World Tracking shall be solely responsible for providing any warranties related to its Products incorporating the Antenna, provided that IAS agrees to co-operate with World Tracking in resolving any performance deficiencies of the Antennas related to the original design of the Antennas.

RESELLING RIGHTS

21. As part of the License granted hereunder, World Tracking shall be granted the right to manufacture and resell the Antennas to third parties (the "Reselling Rights"), on the following terms and conditions:

     (a) the Antennas may be manufactured and resold by World Tracking to third parties who are interested in utilizing World Tracking's technology or Products and any such interested parties that may contact IAS with respect to the Antennas shall be advised that World Tracking has the Reselling Rights and to contact World Tracking directly;

     (b) World Tracking agrees to pay the Royalty Fees pursuant to Section 27 herein for any Antennas sold by World Tracking to third parties;

     (c) Sections 18, 19 and 20 of this Agreement regarding the manufacturing rights granted to


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                                     - 6 -

          World Tracking shall also apply to any Antennas manufactured and sold by World Tracking to third parties hereunder; and

     (d) in the event that the granting by IAS of the Reselling Rights to World Tracking hereunder creates a conflict with any other pre-existing license granted by IAS to third parties then the Reselling Rights granted to World Tracking pursuant to this Agreement shall be terminated by IAS solely with respect to such conflict. As of the Effective Date, IAS represents and warrants that no such conflicts exist as to the products listed in Schedule "B", except as set forth in Schedule "B".

IMPROVEMENTS

22. The parties hereto agree that any improvements to the Antennas that may be necessary or suggested by either party hereto shall be carried out by IAS and, in such case, IAS shall be solely responsible for ensuring the performance of the Antenna after completion of such improvements.

23. If the improvement relates to a manufacturing process or is not directly related to the performance or optimization of the Antennas, then World Tracking and/or its Manufacturer shall be authorized to carry out such improvements, provided however, that:

     (a) IAS is notified in writing of such improvements prior to such improvements being carried out;

     (b) all costs and expenses related to such improvements shall be the sole responsibility of World Tracking; and

     (c) IAS shall not be held responsible for the performance of the Antennas if such improvements are made by World Tracking and/or its Manufacturer.

24. Any improvements or modifications made to the Antennas by IAS at the request of World Tracking that require an extensive amount of time and effort by IAS, that is, more than one week's worth of work, shall be carried out by IAS at the expense of World Tracking, at the rate of $15,000 per month.

25. Any improvements (including patentable or patented improvements) which may be made to the Antennas hereunder, either by IAS or World Tracking and/or its Manufacturer shall be the sole and exclusive property of IAS without any obligation of IAS to World Tracking and/or its Manufacturer.

PATENT RIGHTS

26. It is understood and agreed by the parties hereto that any and all patents and patent rights, trademarks, tradenames, copyrights and other property rights in and with respect to the Antennas or any improvements hereunder are and shall remain the exclusive property of IAS.

ROYALTY FOR ANTENNAS

27. World Tracking agrees to pay to IAS a royalty fee (collectively the "Royalty Fees") for each Antenna manufactured and incorporated into the Products together with any Antennas that World Tracking resells to third parties on the following terms:

     (a)  up to 100,000 Antennas for a Royalty Fee of $2.50 per Antenna;



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                                     - 7 -

     (b) the next 100,001 to 200,000 Antennas for a Royalty Fee of $2.25 per Antenna;

     (c) the next 200,001 to 300,000 Antennas for a Royalty Fee of $2.00 per Antenna;

     (d) the next 300,001 to 400,000 Antennas for a Royalty Fee of $1.75 per Antenna;

     (e) the next 400,001 to 500,000 Antennas for a Royalty Fee of $1.50 per Antenna; and

     (f)  over 500,000 Antennas for a Royalty Fee of $1.00 per Antenna.

28. The Royalty Fees shall be paid by World Tracking to IAS on a monthly basis, thirty (30) days in arrears after the month such fees were received by World Tracking from its customers of payment for (i) the Products incorporating the Antennas, or (ii) the Antennas where World Tracking sells the Antennas to third parties.

29. IAS acknowledges and agrees that once a Royalty Fee has been paid by World Tracking, IAS shall have no further rights of ownership or reclamation of such Antenna.

30. After the expiry of the Initial Term of this Agreement, the Royalty Fees will be negotiated between IAS and World Tracking annually, with maximum increases limited to the Producer Price Index.

MINIMUM QUOTAS

31. World Tracking agrees that it shall meet the following minimum quotas during the Initial Term of this Agreement, which quotas shall apply for both Antennas incorporated in the Products and Antennas sold by World Tracking to third parties:

     (a) a minimum of 100,000 Antennas shall be manufactured and sold by World Tracking during the first year of the term of this Agreement or World Tracking shall pay a Royalty Fee to IAS in lieu of selling such minimum number;

     (b) a minimum of 150,000 Antennas shall be manufactured and sold by World Tracking during the second year of the term of this Agreement or World Tracking shall pay a Royalty Fee in lieu of selling such minimum number;

     (c) a minimum of 200,000 Antennas shall be manufactured and sold by World Tracking during the third year of the term of this Agreement or World Tracking shall pay a Royalty Fee in lieu of selling such minimum number;

     (d) a minimum of 250,000 Antennas shall be manufactured and sold by World Tracking during the fourth year of the term of this Agreement or World Tracking shall pay a Royalty Fee in lieu of selling such minimum number; and

     (e) a minimum of 300,000 Antennas shall be manufactured and sold by World Tracking during the fifth year of the term of this Agreement or World Tracking shall pay a Royalty Fee in lieu of selling such minimum number.

32. Upon expiry of the Initial Term of this Agreement and any subsequent renewals, World Tracking shall provide IAS with annual forecasts for Antennas during any subsequent renewals, pursuant to which the parties hereto agree that new minimum quotas will be negotiated between the parties on similar terms to the quotas set out herein; that is, in increasing amounts each year.
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                                     - 8 -

AUDIT RIGHTS

33. World Tracking shall be responsible for accounting for the number of Antennas manufactured and incorporated in the Products and the number of Antennas sold to third parties and shall provide detailed reports to IAS on a quarterly basis.

34. World Tracking agrees that IAS and/or its representatives shall be entitled to inspect once per quarter that portion of World Tracking's books, accounts and shipping records that relate to the manufacturing and sale of the Antennas to verify the accuracy of amounts paid or accounts rendered by World Tracking to IAS for that quarter or for any previous quarter, provided that IAS shall give reasonable notice to World Tracking of its intent to examine such books, accounts and records and that IAS and/or its representatives shall use their best efforts not to interrupt the daily business of World Tracking and shall not make requests that are unreasonable for World Tracking to fulfil.

TERMINATION

35. Unless terminated sooner as provided herein, this Agreement shall remain in force for an initial term of five years from the Effective Date and can be renewed for successive five year terms as set out in Section 16 herein.

36. Either party shall have the right to terminate this Agreement upon a breach by the other party of any one of its obligations or covenants contained herein and upon not less than 30 days prior written notice to the other party specifying the nature of such breach, and a failure to remedy such breach within such 30 days after receiving such written notification, this Agreement shall then terminate at the close of business ninety days after such notice or on the latter day specified in such notice.

37. The expiration, non-renewal or termination in accordance with this Agreement by either party for any reason shall not give rise to any liability on the part of the terminating party for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, property improvements or commitments in connection therewith, or otherwise, and such expiration, non-renewal or termination shall not affect the liability of one party to the other on account of business previously consummated hereunder and final settlement thereof shall be on the same basis as if this Agreement were continuing.

INDEMNIFICATION

38. IAS shall defend, indemnify and hold World Tracking and its affiliates, officers and employees harmless from and against any and all claims, liabilities, costs and expenses (including legal fees) arising, directly or indirectly, out of any actual or alleged infringement of any patents or other rights belonging to persons not a party to this Agreement.

39. World Tracking shall defend, indemnify and hold IAS and its affiliates, officers and employees harmless from and against any and all claims, liabilities, costs and expenses (including legal fees) arising, directly or indirectly, out of (i) World Tracking's manufacturing or use or reselling of the Antenna or for any loss or damage arising out of the use and/or incorporation of the Antenna in any Products (ii) any warranties made by World Tracking, its employees or agents or Manufacturer regarding the Antennas, (iii) any claims for product liability related to the manufacture of the Antennas (other than where such product liability arises from a design defect), (iv) the failure of World Tracking or its Manufacturer to repair or replace defective or deficient Antennas in accordance with any warranties and World Tracking agrees not to bring suit against IAS or its employees or agents and not to co-operate in any way with a third party to bring suit


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                                     - 9 -

     against IAS or its employees or agents, based on any kind of infringement or patent dispute relating to the Antenna.

SUCCESSORS AND ASSIGNABILITY

40. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

41. Other than as expressly provided herein, World Tracking shall not assign, sublicense or otherwise grant to a third party the License or any rights thereunder or under this Agreement; provided, however, that either party shall have the right to assign this Agreement pursuant to a sale of its businesses and/or the bulk of its assets related thereto or to a merger or consolidation with another company and, in such case, IAS or World Tracking, as the case may be, shall provide written notice to the other party of such sale, consolidation or merger.

SEVERABILITY

42. If any provision of this Agreement is held by a competent court to be invalid, illegal or unenforceable for any reason or in any respect whatsoever, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. IAS and World Tracking hereby agree, however, to negotiate an equitable amendment of this Agreement if a material provision is adversely affected.

WAIVER

43. The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Agreement or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Agreement or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.

44. Except as expressly set out herein, each party will bear its own expenses in respect of the transactions set out herein, including, without limitation, fees and expenses of counsel, accountants, and other advisors.

ENTIRE AGREEMENT

45. This Agreement shall constitute the entire Agreement between the parties hereto and all prior or collateral agreements, understandings or representations of any kind are hereby terminated, except that existing Confidentiality and Non-Disclosure Agreements shall remain in full force and effect and are incorporated herein by reference as if fully set forth herein.

MODIFICATION OF AGREEMENT

46. This Agreement and any modification or waiver of any provision hereof shall be binding only if set forth in writing and signed by both parties hereto and shall be effective only to the extent set forth in such modification or waiver and for the particular occasion.



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                                    - 10 -

NOTICE

47. Any notice required or permitted under the terms of the Agreement will be delivered in person or mailed or sent by courier service and will be deemed given when either mailed or delivered by courier service or personally delivered.

     To World Tracking:  Matthew J. Neher
                         World Tracking Technologies, Inc.
                         2000 Bridge Parkway, Suite 201
                         Redwood Shores, CA   94065

     To IAS:             John Robertson, President
                         IAS Communications, Inc.
                         #185, 10751 Shellbridge Way
                         Richmond, B.C.  V6X 2W8

     or such other address as either party shall give written notice to the other party.

HEADINGS

48. Headings used herein are for convenience only and shall not be considered as part of, or affect the construction or interpretation of any provision of this Agreement.

GOVERNING LAW

49. This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of California and the United States of America, and all matters shall be resolved solely in the United States of America.

IN WITNESS WHEREOF, the parties hereunder have executed this Agreement on the 3rd day of February, 2000.

IAS COMMUNICATIONS, INC.                     WORLD TRACKING TECHNOLOGIES, INC.

/s/ John G. Robertson                        W.M. Prevost 2-14-00
------------------------                     ---------------------------------
Authorized Signatory                         Authorized Signatory


John G. Robertson                            Bill Prevost
------------------------                     ---------------------------------
Name                                         Name


President                                    Chief Executive Officer
------------------------                     ---------------------------------
Title                                        Title




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                                    - 11 -

          SCHEDULE "A" TO LICENSE AGREEMENT DATED FEBRUARY 7TH, 2000 BETWEEN IAS COMMUNICATIONS, INC. AND WORLD TRACKING TECHNOLOGIES, INC.

                            Antenna Specifications

GPS Antenna radio frequency band centered at 1575.42 MHz
--------------------------------------------------------

Outside dimensions for the PCB board inclusive of the antenna are estimated at .7 inches or 17.78 mm square by .093 or 2.36 mm thick.

PCS Antenna which uses the following radio frequencies:
-------------------------------------------------------

     1851.25 - 1908.75 MHz for (Tx)
     1931.25 - 1988.75 MHz for (Rx)

Outside dimensions for the PCB board inclusive of the antenna are estimated at .7 inches or 17.78 mm square by .093 or 2.36 mm thick.

          SCHEDULE "B" TO LICENSE AGREEMENT DATED FEBRUARY 7TH, 2000 BETWEEN IAS COMMUNICATIONS, INC. AND WORLD TRACKING TECHNOLOGIES, INC.

                               List of Products


1. Wristwatch device that is locking, cut-resistant and used to locate children and adults. World Tracking agrees to provide to IAS samples of these products once they have been completed.

2. Pet collars that contain the same electronic components as the wrist watch product line and used to locate pets and livestock. World Tracking agrees to provide to IAS samples of these products once they have been completed.

3. Packaged electronic components to be concealed in laptop computers for the purpose of locating and or tracking, except that these products may conflict with current and pending license agreements and IAS reserves the right to terminate the reselling rights for these products. World Tracking agrees to provide to IAS samples of these products once they have been completed.

4. Packaged electronic components to be concealed in firearms for the purpose of locating and or tracking. World Tracking agrees to provide to IAS samples of these products once they have been completed.